Exhbit 99.1

           HQ GLOBAL EDUCATION INC. (FORMERLY GREEN STAR MINING CORP.)
                BEGINS TRADING TODAY WITH NEW STOCK SYMBOL: HQGE

NINGXIANG COUNTY, HUNAN PROVINCE, CHINA- March 22, 2010-Following a name change from Green Star Mining Corp. (OTC BB: GSTR), HQ GLOBAL EDUCATION INC. announced that its shares will begin trading today on the OTC Bulletin Board with a new stock symbol: HQGE.

HQ Global Education, with 2009 revenues of $36.1 million (+25.4% compared with 2008) and net income for the year ended December 31, 2009 of $10.67 million (+36.8%) or $0.32 per share, controls and operates eight vocational schools in China under the widely known "HQ" brand and is one of China's leading providers of customized or "order-oriented" vocational education. In cooperation with 120 participating employers, HQ schools provide the skilled workers required by these enterprises, which results in a 100% employment rate for all graduates of its programs.

Mr. Guangwen He, Chairman and CEO of the Company, and founder of the vocational school in 1994, commented, "Following our successful reverse merger, we are pleased to have taken this next step in expanding investor awareness of our Company and the outstanding growth opportunity that lies before us. As China continues to grow, we are a proven leader in helping to meet the severe shortages of skilled blue collar workers developing in a variety of industries. We will continue to expand the number of industries and students we serve with our innovative "order oriented" educational programs."

HQ GLOBAL EDUCATION INC. ("HQ")

As of the first semester of 2010, a faculty and support staff of nearly 2800 served a total of approximately 32,238 HQ students from 21 provinces throughout China. They are taught a wide range of vocational skills in approximately 60 programs in 17 technical career categories at eight vocational schools in the Sichuan and Hunan Provinces. In cooperation with more than 120 participating employers, HQ has become increasingly synonymous throughout China with superior training to meet employer needs and for producing outstanding technical specialists with immediate jobs and fulfilling career opportunities.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor
provisions   of  the  Private   Securities   Litigation   Reform  Act  of  1995.
Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things,
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product demand, market competition,  and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

CONTACTS:

Mr. Guangwen He
Chairman and Chief Executive Officer
HQ Global Education Inc.
Tel: (86 731) 87828601
Fax: (86 731) 87828601

IN THE U.S.

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727